Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 4201 (775) 684-5708 Website: www.nvaoa.gov	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20180408919-32 Filing Date and Time 09/18/2018 8:22 AM Entity Number E0556112013-3

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

All Soft Gels Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

I, Amer Samad, Chief Executive Officer and Sole Director of Brain Scientific Inc., a Nevada corporation, originally incorporated as All Soft Gels Inc. on December 18, 2015 (the "Corporation"), do hereby certify that (a) the Board of Di rectors of the Corporation (the "Board") by written consent in lieu of a meeting, on August 23, 201 8, adopted certain resolutions, subject to shareholder approval, to amend and restate the Articles of Incorporation of the Corporation (the "Restated Articles") pursuant to Section 78.385, Section 78 .390 and Section 78 .403 of the Nevada Revised Statutes ("NRS"), (b) upon recommendation of the Board, by written consent in lieu of a meeting on August 23, 2018, the stockholders of the Corporation holding a majority of the voting power approved and adopted these Restated Articles pursuant to Section 78.320 of the NRS and (c) set forth below is the correct text of the Restated Articles, (see attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation• have voted in favor of the amendment is: 6,000,000

4. Effective date and time of filing: (optional)                            Date:                                               Time:

                                                                                                       (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, or the holders or shares representing e majority of the voting power or each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After Revised: 1-5-16

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ALL SOFT GELS INC.

I, Amer Samad, Chief Executive Officer and Sole Director of Brain Scientific Inc., a Nevada corporation, originally incorporated as All Soft Gels Inc. on December 18, 2015 (the "Corporation"), do hereby certify that (a) the Board of Directors of the Corporation (the "Board") by written consent in lieu of a meeting, on August 23, 2018, adopted certain resolutions, subject to shareholder approval, to amend and restate the Articles of Incorporation of the Corporation (the “Restated Articles”) pursuant to Section 78.385, Section 78.390 and Section 78.403 of the Nevada Revised Statutes ("NRS"), (b) upon recommendation of the Board, by written consent in lieu of a meeting on August 23, 2018, the stockholders of the Corporation holding a majority of the voting power approved and adopted these Restated Articles pursuant to Section 78.320 of the NRS and (c) set forth below is the correct text of the Restated Articles, as amended to the date of this certificate:

FIRST: The name of the Corporation is Brain Scientific Inc.

SECOND: Its principal office in the State of Nevada is located at 318 North Carson Street, Suite 208, Carson City, Nevada 89032. The name of its registered agent is Paracorp, Incorporated.

THIRD: The nature of the business, object or purposes to be transacted, promoted or carried on are to carry on any lawful business whatsoever which the Corporation may deem proper or convenient, or which may be calculated, directly or indirectly to promote the interests of the Corporation or to enhance the value of its property; to have, enjoy and exercise, all the rights, powers and privileges, which arc now or which may hereafter be conferred upon corporations organized under the same statutes as this Corporation; to conduct its business anywhere in the world.

FOURTH: The total number of shares of capital stock which may be issued by the Corporation is two hundred ten million (210,000,000), of which two hundred million (200,000,000) shares shall be common stock of the Corporation, par value $0.001 per share (the "Common Stock") and ten million (10,000,000) shares shall be "blank check" preferred stock of the Corporation, par value $0.001 per share (the "Preferred Stock"), which Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. All shares of the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares .of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

FIFTH: The Corporation ls to have perpetual existence.

SIXTH: Subject to the by-laws, if any, adopted by the stockholders, the Board is expressly authorized to make, alter or amend the by-laws of the corporation. The directors, without restriction or limitation, shall have all of the powers and authorities expressly conferred upon them by the statutes of this State and this corporation may in its by-laws confer powers upon its directors in addition to the powers and authorities expressly conferred upon them by the statutes of this State.

SEVENTH: The Corporation may enter into contracts or transact business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any Corporation or association in which any one of its directors is a stockholder, director or officer, and such contract or transaction shall not be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of the Corporation, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the Corporation upon such contract or transaction provided such adverse interest is either known or made known to the remaining directors; and no director or directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction; nor shall any such director or directors be accountable for any gains or profits realized thereon; always provided, however, that such contract or transaction shall at the time at which it was entered into have been a reasonable one to have been entered into and shall have been upon terms that at the time were fair.

EIGHTH: Meetings of stockholders may be held within or without the State of Nevada, if the by-laws so provide. The books of this corporation may be kept (subject to the provision of the statutes) outside of the State of Nevada at such places as may be from time to time designated by the Board or in the by-laws of the Corporation.

NINTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, in the manner now or hereafter prescribed by statute, or by these Restated Articles, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the applicable statutes of Nevada. If the NRS are amended after approval by the stockholders of this Article TENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. No repeal or modification of this Article TENTH by the stockholders shall adversely affect any right or protection of a director or officer of the corporation existing by virtue of this Article TENTH at the time of such repeal or modification.

The Amended and Restated Articles of Incorporation have been approved by a majority of the stockholders of the Corporation by written consent in lieu of a meeting.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, All Soft Gels Inc. has caused its Chief Executive Officer and Sole Director to execute this Amended and Restated Articles of Incorporation of All Soft Gels Inc. on this 14th day of September, 2018.

By:

Amer Samad

Chief Executive Officer and Sole Director

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ALL SOFT GELS INC.

NEVADA STATE BUSINESS LICENSE

BRAIN SCIENTIFIC INC.

Nevada Business Identification # NV20131673612

Expiration Date: November 30, 2018

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on September 18, 2018 Barbara K. Cegavske Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases.

Failure to do so will result in late fees or penalties which by law cannot be waived.